UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF A Q&A MADE AVAILABLE TO EMPLOYEES OF FIRST DATA CORPORATION ON THE COMPANY’S INTRANET.

Stock Options/RSAs/RSUs

What will happen to employee options and RSAs and RSUs?

All unvested options and RSA/RSUs will be vested upon close of the transaction. All vested options and RSA/RSUs will be cashed out at $34 per share at the time of closing.

What impact will RSAs/RSUs have on my taxes this year?

RSA/RSU’s are considered ordinary income and will be taxable when they lapse/vest. We recommend that you consult your personal tax advisor specific to your situation.

Since RSAs/RSUs vest at closing, do they need to be exercised/cashed by a specific date?

The First Data RSA/RSU’s automatically will be cashed out at the close of the transaction with KKR. The process for Western Union RSA/Us will be determined and communicated in the near future.

Will First Data pay dividends between now and closing?

Yes.

Are any members of management investing with KKR in this transaction?

We expect that some members of management will invest with KKR, but we have no additional details to provide at this time.

Employee Stock Purchase Plan (ESPP)

What will happen to the Employee Stock Purchase Plan before close? After the close?

The ESPP remains in place through June 30, 2007. After June 30, there will no longer be a stock purchase program.

Western Union Equity

What will happen to the Western Union Equity that I received as part of the Western Union spin in September 2006.

At the close of the transaction with KKR, the Western Union options/RSA/RSUs held by First Data employees will accelerate vesting. Western Union will remain a publicly traded company, and as a participant, you will retain the options until you decide to take action. We currently are working on a process for acceleration of RSA/RSUs and will provide you with an update as soon as we have one.

About the Transaction

What is happening?

First Data has entered into an agreement with Kohlberg Kravis Roberts & Co. (KKR) to be acquired by KKR for $34 per share. Upon completion of the transaction, First Data will be a private company.

KKR will raise equity and debt funding totaling $29 billion to acquire the stock of First Data, as well as to fund debt restructuring costs and fees related to the transaction.

The deal will be structured as a merger, and a proxy will be circulated to all shareholders. The transaction is expected to close by the end of the third quarter, pending shareholder and regulatory approvals, and customary closing conditions.

KKR is very committed to partnering with our management team and employees to further strengthen our leading market position in the global payments industry through a continued focus and investment in our employees, technological innovation and outstanding customer service.

Why now? What is driving this decision?

KKR approached us with a compelling value proposition. First Data conducted a rigorous analysis of the opportunity and concluded that partnering with KKR is a tremendous opportunity to maximize shareholder value. The First Data Board of Directors has approved the transaction and the Executive Committee strongly supports it.

Is KKR purchasing the whole the company?

Yes. At the completion of the process, First Data will be a private company.

What is the total value of the transaction?

KKR has agreed to purchase First Data for $34 per share or a total value of approximately $29 billion. This represents a 34% premium for shareholders, based on the average stock price for the past 30 days.

What does KKR “bring to the table?” Do they have any senior management expertise in transaction processing? Have they invested in this sector or a related sector?

KKR provided the company with an offer that was in the best interest of the company and its shareholders.

Kohlberg Kravis Roberts & Co. (KKR) is one of the world’s oldest and most experienced private equity firms specializing in management buyouts. Founded in 1976, it has offices in New York, Menlo Park, London, Paris, Hong Kong and Tokyo. Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Over the past 30 years, KKR has invested in eleven transactions in the financial services and processing sectors, representing over $35 billion of aggregate value. KKR has completed and announced over 150 transactions with an aggregate value of over $345 billion.

KKR also has close relationships with many of First Data’s current and prospective clients and anticipates working with First Data to strengthen those relationships and find new ways to work with those customers.

Did you entertain other offers? Did you entertain other options other than a private equity transaction?

First Data conducted a rigorous analysis of the opportunity and under the control of the Strategic Review Committee of the Board of Directors, executed a competitive bidding process to get to a final price.

More details regarding the process will be covered in the proxy statement that will be filed in the next few months. Remember to go to www.firstdata.com and click on the Invest section for the latest filings.

Was First Data actively seeking a private equity buyer? Who approached whom? What other firms did you speak with?

We were approached by KKR. Further information will be provided in the proxy.

While 34% is a good premium to the current share price, wouldn’t First Data have reached or exceeded this threshold in the next 3-5 years anyway?

We have a fiduciary duty to consider all alternatives for the company that deliver an exceptional return for our shareholders and the KKR offer meets that requirement, providing shareholders an attractive, immediate and certain cash premium to the value of their shares.

The Board’s decision to accept the KKR offer was unanimous, and the Board recommends that shareholders vote in favor of the transaction.

First Data has been a fantastic performer over the years. Why should shareholders sell and allow the future upside to be captured by KKR?

Transitioning from a public to a private company brings many benefits to our shareholders, clients and employees. Our shareholders will receive an attractive, immediate and certain cash premium to the value of their shares. For our clients and employees, the merger will allow us greater flexibility to make the strategic, long-term investments for the future that we need to advance our business strategy — growing our core business, expanding product offerings, improving overall cost structures and efficiencies and rapidly expanding our global reach. Under the new structure, we may be able to accelerate our current programs, which support these goals.

Can you entertain other offers? What if we get a better offer in the interim period?

There is a “go shop” period of 50 days in which First Data can solicit (i.e., "shop for") other proposals. Thereafter First Data is in a no-shop mode in which it cannot solicit, but can entertain unsolicited proposals that are reasonably expected to lead to a superior proposal.

Do you believe you may see other bids for the company?

The Board has concluded that the price KKR is paying for First Data reflects full and fair value for the shares. We cannot predict if anyone else will make an offer.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the "Company") will file a proxy statement with the Securities and Exchange Commission ("SEC"). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.